SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Aspect Communications Corporation

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Notes:

     On the afternoon of August 8, 2005, Aspect Communications Corporation (the “Company”) posted to the Company intranet the following new employee Question and Answer information accessible through a hyperlinked cover page consisting of an index, an explanation of the index and the following legends:
Aspect has filed a proxy statement and other documents regarding the proposed transaction described in this document with the Securities and Exchange Commission. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ASPECT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Aspect seeking their approval of the transaction. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Aspect with the SEC at the SEC’s Web site at www.sec.gov. In addition to the proxy statement, Aspect files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Aspect free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and directly from Aspect by directing a request to Aspect Investor Relations at 408-325-2200.
Aspect’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the Aspect shareholders in connection with the proposed transaction. Information about Aspect’s directors and officers can be found in Aspect’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction.

QUESTIONS & ANSWERS
Company — General Information
Last Updated: 8.08.05
How far in advance will we know the actual close date of the merger? NEW — 8.08.05
The shareholder meeting date will be set forth in the definitive proxy materials once they are printed and mailed to shareholders. We currently intend to close the merger promptly following shareholder approval.
Why didn’t Aspect acquire Concerto? NEW — 8.08.05
In response to the consolidation of the contact center industry, Aspect’s board of directors considered Aspect’s market position and potential financial and strategic opportunities, including, among others: (i) Aspect continuing to operate as an independent company; or (ii) Aspect entering into a business combination with another company and, by becoming a larger entity, potentially attracting new customers. After considering numerous factors and consulting with Aspect’s senior management, legal counsel and financial advisors, Aspect’s board of directors determined that the merger agreement with Concerto was advisable and in the best interests of Aspect’s shareholders. Please see Aspect’s definitive proxy statement, when available, for a more complete discussion regarding the background and reasons for the merger.

QUESTIONS & ANSWERS
Human Resources — Benefits
Last Updated: 8.08.05
What will happen to my Flexible Spending Accounts? NEW — 8.08.05
There are several possible scenarios. Below are some of the possibilities:
1.	If Aspect’s Flexible Spending Account plan (Healthcare Spending Account and Dependent Care Spending Account) is terminated at time of closing, all flexible spending account information would be transferred to Concerto’s FSA plans (your annual election, current contributions, current balance), and your deductions will continue under their plan, or
2.	If Aspect’s Flexible Spending Account plan is continued through calendar year end, you would remain on Aspect’s plan as long as you were employed by Aspect Communications, or
3.	If Aspect’s Flexible Spending Account plan is continued throughout calendar year end and if your position were to be eliminated or your employment otherwise terminates, you would be eligible to continue participating in the Healthcare Spending Account under COBRA through the end of the year but you will not be able to participate in the Dependent Care Spending Account after your termination date.
To what percentage does Concerto currently match their employees’ 401(k) contributions? NEW — 8.08.05
We do not have the details on Concerto’s 401(k) plan at this time. We will provide that detail to you when it becomes available.
Can my 401(k) be rolled over to a personal/privately managed account? NEW — 8.08.05
While Aspect’s plan is still active and you remain an Aspect employee, you are unable to roll over your balance to a personal account. If Aspect’s 401(k) plan is terminated or if your employment terminates, you will have the option to take a distribution and roll over your balance to an individual retirement account (IRA) or another qualified plan. Please note that unless you roll over your balance to an IRA or another qualified plan you will be subject to income tax and an additional penalty tax on the distribution of funds.
Many questions related to benefits are not yet known? Why weren’t these plans considered at the time of the agreement? NEW — 8.08.05
The size of the merger between Aspect and Concerto is considerable. The combined company will be significantly larger than each company was prior to the combination, and benefits appropriate on a separate basis might not be appropriate for the combined company. There are many HR, legal, financial and tax implications associated with benefits plans, which will require sharing of information and a full analysis which was not possible for competitive reasons before the two companies agreed to merge.
Aspect and Concerto both have 10 holidays; however if the merger is closed, Aspect employees will lose 1 holiday as a result of the number of days scheduled for each company between September and December. Will Aspect employees be compensated for the lost holiday? NEW — 8.08.05
Decisions regarding the holiday schedules have not yet been finalized. However, if the combined company moves to the current Concerto holiday schedule, employees would be paid only for the scheduled Concerto holidays. As a result, Aspect employees would not be entitled to take the additional 1 holiday that is not on Concerto’s schedule.

QUESTIONS & ANSWERS
Human Resources — General Information
Last Updated: 8.08.05
Aspect has a long-standing reputation of commitment to the community. What is Concerto’s philosophy related to community relations? NEW — 8.08.05
We are told by Concerto that Concerto gives back to its communities through various cash donations, gifts-in-kind, charitable sponsorships, and especially through its dedicated Concerto Software employees who demonstrate their community spirit year-round.
I am an international employee. Will we be given new contracts when the merger is finalized? If so, will the terms and conditions be changing? NEW — 8.08.05
We are unable to determine the impact to employee contracts at this time. Additional information will be provided as soon as it becomes available.

QUESTIONS & ANSWERS
Human Resources — Stock
Last Updated: 8.08.05
How long after the close of the merger will it take to receive the cash payout from the exercise of accelerated options that are priced under $11.60? NEW — 8.08.05
All accelerated options (options not exercised prior to the merger) will be cancelled as of the effective time of the merger and the holder of the options will receive, no later than the fifth business day following the effective time of the merger (assuming all paperwork has been properly completed), an amount in cash, without interest and less applicable taxes and withholding.
As an international employee, there are tax advantages to holding options for greater than 3 years. Will the accelerated options or other options that I have held for less than 3 years be subject to the higher tax rate? If so, will Aspect compensate employees for the tax burden? NEW — 8.08.05
The accelerated options not held three years will be treated for tax purposes in the same fashion as they would be had they been exercised in the normal course of business. Aspect will not be responsible for compensating employees for tax purposes. Tax implications vary by state and country. We strongly suggest you consult with your personal tax advisor to discuss your specific tax situation.
If Concerto offers a stock option program, will we be able to convert over any Aspect stock options with an exercise price higher than $11.60 to Concerto stock options? NEW — 8.08.05
In accordance with the merger agreement, any Aspect stock options priced higher than $11.60 will be cancelled. You will not be able to convert any Aspect stock options to Concerto stock options.

QUESTIONS & ANSWERS
Products
Last Updated: 8.08.05
I saw in the New Product Roadmap Talking Points that Uniphi Suite is not included. Does this mean that the Uniphi Suite product is going away? NEW — 8.08.05
Many Aspect products were not included in the Roadmap Talking Points document. The three included in that document (ACD/Call Center, CSS and eWFM) were a result of specific customer inquiries received to-date. That said, no final decision has been reached about the future of Aspect’s Uniphi Suite and Concerto’s Ensemble Pro. There is some functionality overlap between the products, but there are distinct differences as well. The integration planning team is still assessing the merits of both products to determine the best overall roadmap and plan.

QUESTIONS & ANSWERS
Staffing
Last Updated: 8.08.05
Should I apply for an internal opportunity that is a better match for my skills prior to the close of the merger or would I be better off staying in my current position until after the merger closes? NEW — 8.08.05
Employees may apply for open positions within Aspect at any time. However, at this point, we are unable to say which positions or employees will be impacted by a reduction as the result of the merger of Aspect and Concerto.
What does Concerto include in its non-discrimination statement? NEW — 8.08.05
Like Aspect, Concerto complies with all state and federal regulations regarding discrimination. They do not discriminate on the basis of race, color, religion, gender, national origin, ancestry, age, physical or mental disability, medical condition, marital status, or sexual orientation.